EXHIBIT 23.1

Independent Auditors’ Consent

The Board of Directors and Shareholders

Kai-Light Photonics Inc (A Development Stage Enterprise):

We consent to the incorporation by reference in the registration statement (No. 333-135472) on Form S-1 and the registration statements (Nos. 333-138816 and 333-143504) on Form S-8 of Optium Corporation of our report dated July 12, 2007, with respect to the consolidated balance sheets of Kai-Light Photonics Inc. as of December 31, 2006 and  2005, and the related consolidated statements of operations, shareholders’ equity and cash flows for each of the years in the two-year period ended December 31, 2006, and for the period from September 17, 2000 (the inception date) to December 31, 2006, which report appears in the Form 8-K/A of Optium Corporation.

Our report refers to a change in the method of accounting for share-based compensation upon adoption of Financial Accounting Standards Board Statement 123(R), “Share-Based Payment”.

/s/ Somekh Chaikin

Somekh Chaikin
Certified Public Accountants (Isr.)
A Member Firm of KPMG International

Tel Aviv, Israel
July 27, 2007